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                                                                    EXHIBIT 99.1
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                                                  Contact:  Krista Mallory
                                                            (760) 931-1771


      Purchase of Odyssey Sports, Inc. by Callaway Golf Company Completed



CARLSBAD, Calif./ August 11, 1997/ According to Callaway Golf Company (NYSE:ELY), the previously announced transaction regarding the purchase of substantially all of the assets of Odyssey Sports, Inc. by Callaway Golf Company has been completed.

     On July 21, Callaway Golf Company had announced it had reached agreement with U.S. Industries, Inc., the parent company of Odyssey Sports, Inc., to purchase substantially all of the assets of Odyssey Sports, Inc. for a cash purchase price of $130 million, subject to certain adjustments as of the time of closing. Odyssey Sports, Inc., is in the business of making and selling the Odyssey(R) line of putters with Stronomic(R) face inserts.

     The Company also announced today that Ron Drapeau, who has been employed by Callaway Golf Company since November, 1996, has been selected as President and C.E.O. of Odyssey Golf, a newly-formed and wholly-owned subsidiary of Callaway Golf. Donald H. Dye, President and C.E.O. of Callaway Golf, will also act as Chairman of the Board of Odyssey Golf. Before joining Callaway Golf, Mr. Drapeau was Chief Executive Officer at Lynx Golf, Inc., and Senior Vice President and Chief Financial Officer of Zurn Industries, Inc., Lynx Golf's parent company. Mr. Drapeau will report to Mr. Dye.


For more information about Callaway Golf Company, please visit our web site on the internet at http://www.callawaygolf.com